nelnet.
EDUCATION PLANNING & FINANCING

March 3, 2011

Dear Shareholders,



CUSTOMER
ASSOCIATE
SHAREHOLDER
COMMUNITY
BALANCE

In many ways, 2010 was the best year in Nelnet's history! We added new customers, continued to diversify our income, created opportunities for our associates, and gave back generously to our communities. These developments led to an outstanding financial year in which we reported base net income of $255 million compared with $28 million in 2003, the year we went public.

Teams across the company performed at a very high level to fulfill our mission of making educational dreams possible, effectively balancing our four primary stakeholders: customers, associates, shareholders, and the communities in which we live and work. We have found that we thrive the most when we make decisions that balance the interests of each of these groups, and we will continue using this philosophy in our day-to-day business.

OUR 2010 FOCUSES AND ACHIEVEMENTS

We are an innovative education finance and services company focused on providing fee-based processing services and quality education-related products in four core areas: loan financing, loan servicing, payment processing, and education planning. In addition, we leverage our strong technology competencies throughout our businesses. Our products and services help students and families plan, prepare, and pay for their education and make administrative and financial processes more efficient for schools and financial organizations.

Below are the goals we set for ourselves for 2010 and the details of how we performed.

1. **Grow and diversify our fee-based businesses:** Our total revenue from fee-based operating segments, representing 58 percent of our total annual revenue, grew from $306 million in 2009 to $359 million in 2010. Base net income from our fee-based businesses was $56 million.

   Each of our fee-based business segments contributed to this strong performance. Nelnet Diversified Solutions (NDS) almost doubled the number of student loan accounts we service, adding more than 2 million new borrowers that we service on behalf of the Department of Education (Department).

   Nelnet Business Solutions (NBS) increased the number of families we serve by more than 10 percent, now helping more than 1.3 million families pay for their children's education expenses in a more manageable way.

   In 2010, Nelnet Enrollment Solutions (NES) increased revenue by 17 percent and greatly expanded its interactive marketing product offerings.

2. **Execute, implement, and deploy significant projects:** We executed and deployed many critical projects in 2010 that help position Nelnet for success long into the future. We significantly increased our efficiency by consolidating our two core servicing centers to Denver and Lincoln, and through collaboration and hard work, we became the first servicer approved to begin servicing loans for the Department's direct lending program. We also accomplished a number of key security and technology projects including moving our data center to Bellevue, Nebraska, installing a new VoIP telephone system, and upgrading our security to further protect customer information and data.

121 South 13th Street | Suite 201 | Lincoln, NE 68508 | p 402.458.2370 | f 402.458.2399 | www.nelnet.com

We also successfully resolved outstanding legal and regulatory issues, including the qui tam action brought by Jon H. Oberg on behalf of the federal government regarding 9.5 percent special allowance payments on certain student loans. We believe we had a strong case and a 95 percent probability of prevailing at trial; however, we could not jeopardize our company with more than 2,000 associates and millions of customers on the small chance that we would lose.

Although we successfully began servicing Direct Loans last year, a top priority is to execute at a higher level on the Department servicing contract. The Department is allocating future servicing volume under this contract based on performance measures including default metrics and customer satisfaction surveys. Based on our disappointing first year of default metrics and survey results, we are being allocated 16 percent of the new direct lending volume in the second year of the contract, which ends in August 2011.

In part, the unique make up of our servicing portfolio is contributing to our higher default scores. We believe we have a higher proportion of loans from schools with traditionally higher default rates as a result of being one of only two originators during the credit crisis, providing access and originating loans for students attending any school during the 2008-2009 and 2009-2010 academic years. In addition, we have received from other servicers large transfers of loans that were severely delinquent and near default. In spite of our best efforts, these loans are defaulting at a higher rate and will continue to negatively affect our default metrics during the next couple years. However, we have a number of initiatives being executed by our loan servicing and technology teams to improve our level of service and reduce defaults. I have tremendous confidence in our ability to meet this challenge head on and move up in the rankings over time. Our ultimate goal is to maintain the first or second spot on Department rankings.

3. **Strengthen balance sheet and cash position:** With a lot of hard work, we accomplished this goal. During the last two years, Nelnet has paid off or has put itself in position to soon pay off more than $1 billion in outstanding debt. At the end of 2010, we had enough cash and sources of liquidity to completely pay off the $450 million outstanding on our $750 million unsecured line of credit. In February 2011, we paid the line of credit down to $125 million and currently have approximately $150 million in cash and investments. As a result, outside of our asset-backed securities and long-term hybrid securities, we are in a position to be debt free.

   After buying back $40 million in stock and $35 million in hybrid debt and paying out $34 million in dividends, our capital grew from $785 million to $907 million in 2010. We made $189 million in GAAP net income for a 22 percent return on equity and $255 million in base net income, excluding litigation settlement, restructuring, and impairment charges, for a 30 percent return on equity.

4. **Manage expense structure:** Our fee-based expenses increased by $46 million while our revenues increased by $54 million. As our businesses grew, we managed our expenses with financial discipline. We will need to maintain this discipline as we add significant servicing volume in the future.

5. **Be opportunistic, capitalizing on market disruption:** We were in a good position with our financial strength and liquidity to make the most of opportunities in the student loan industry. We bought $2.7 billion in Federal Family Education Loan (FFEL) Program loans in 2010—more secondary market purchases than any time in our history. We also bought back $726 million of our debt for a net gain of $45 million.

   Maximizing the value and increasing the size of our existing $24 billion student loan portfolio is an important priority. Substantially all of our federal student loans are financed for the life of the loan at rates we believe will generate future cash flow in excess of $1.6 billion.

6. **Provide learning and development opportunities for associates and leaders:** Nelnet continues to be a place where associates and leaders can learn and grow. In addition to a generous tuition reimbursement program available to all associates, leaders can take advantage of our executive development series, situational leadership courses, leadership support networks, and first-level leader programs. It's our objective that every associate have an annual learning goal, which brings innovative thought and newly mastered competencies to our organization.

OUTLOOK ON THE FUTURE

As we experienced great triumphs and challenges in 2010, several key opportunities for improvement and growth emerged. In 2011, we will focus on the following objectives:

1. **Grow our core:** Finance, servicing, payment plans, and education planning along with our technology talents are the areas in which we have the highest probability for success. We will focus on enhancing existing services and creating new services and opportunities in these areas.

2. **Enhance the customer experience:** We will continue to evaluate our interactions with customers and strive to provide a higher level of customer service.

3. **Drive diversification:** Continuing our working strategy to diversify and increase our fee-based revenue is a priority. NDS has enjoyed recent success with our newly developed Nelnet Direct Loan System. This compliant and efficient system can be used to service various types of student loan portfolios, including Direct Loans. Currently, we have agreements in place that will add more than 12 million borrowers to this servicing system and increase our fee-based revenue during the next 12 months.

4. **Operate with financial discipline:** We have a number of investment options; however, we will be strategic and disciplined regarding which opportunities we pursue.

5. **Foster a culture of greatness and high performance:** We are a performance-based organization that rewards results and excellence. We will continue to create a great place to work where associates' jobs line up with their talents and they have opportunities to learn, grow, and enhance their total well-being—physically, financially, professionally, and personally.

MAINTAINING OUR VALUES

I have included my perspective on fundamental value in all of our annual reports as a public company. As I hope you know, I feel strongly about these concepts, and I reiterate them below:

We believe in conservative and transparent accounting policies. We have never used gain-on-sale accounting. Rather, we have always recorded all assets and liabilities on our balance sheet. This is both transparent and conservative because it does not result in the front-loading of revenues. We recognize income as it is generated, and thus, there is no residual risk associated with the figures reported on our income statement or residuals included in our equity on our balance sheet.

It is our goal for each Nelnet shareholder to record a gain or loss in market value proportional to the gain or loss in per-share fundamental value recorded by the company. To achieve this goal, we will strive to maintain a one-to-one relationship between the company's fundamental value and the market price. As that implies, we would rather see Nelnet's stock price at a fair level than at an inflated level. Our fair value approach may not be preferred by all investors, but we believe it aligns with our long-term approach to both our business model and market value.

We will communicate our value measurements in several ways, including through the annual report, quarterly reports, and our annual shareholders' meeting. We will also issue press releases or other forms of communication regarding business developments as appropriate throughout the year.

We will not lose sight of our fundamental value. Fundamental value is the concept by which we encourage our shareholders to evaluate their investment in Nelnet over the long term. It is the estimated value of cash that can be taken out of a business during its remaining life. Due to the subjective nature of deriving fundamental value, we will not force our estimates on investors through quarterly guidance, but we will supply, as noted above, the information we believe is critical to our value calculation.

Our approach is conservative and very much focused on long-term, sustainable success. This approach helped us through the financial crisis in 2008 and 2009 and the end of the FFEL Program in 2010, and now we are on a path of optimism, growth, and continued diversification and innovation around our core businesses. Our commitment to live our core values and follow a conservative approach is also delivering real economic value over time:

In 2003, the year we went public, our shareholders' equity was $305 million. In 2010, it was $907 million.

In 2003, our book value per share was $5.70. In 2010, it was $18.75.

In 2003, our base net income was $28 million. In 2010, it was $255 million.

Earnings Growth

	Year ended December 31,							
	2003	2004	2005	2006	2007	2008	2009	2010
GAAP net income	$27,103	149,179	181,122	68,155	32,854	28,662	139,125	189,034
Base net income[1], excluding restructuring and impairment charges, and the litigation settlement	27,797	54,938	75,681	76,130	85,270	81,095	194,864	255,235
Earnings per common share: GAAP	0.60	2.78	3.37	1.27	0.66	0.58	2.78	3.81
Base net income[1], excluding restructuring and impairment charges, and the litigation settlement	0.61	1.02	1.41	1.42	1.72	1.65	3.94	5.20

[1] "Base net income" is GAAP net income excluding derivative market value, foreign currency, and put option adjustments, amortization of intangible assets, compensation related to business combinations, variable-rate floor income, and discontinued operations. A description of "base net income" and a reconciliation of GAAP net income to "base net income" can be found in supplemental financial information online at www.nelnetinvestors.com.

Shareholder Value

	Year ended December 31,								CAGR
	2003	2004	2005	2006	2007	2008	2009	2010	2003-2010
Shareholder' equity	$305,489	456,175	649,492	671,850	608,879	643,226	784,563	906,633	16.8%
Tangible shareholders' equity	293,859	439,383	405,862	318,842	331,354	390,994	587,308	750,803	14.3%
Book value per common share	5.70	8.50	12.03	12.79	12.31	13.05	15.73	18.75	18.5%
Tangible book value per common share	5.48	8.19	7.52	6.07	6.70	7.93	11.77	15.53	16.1%
Annual Percentage Change:									
Per-share book value of Nelnet		49.1	41.5	6.3	(3.8)	6.0	20.5	19.2	18.5%
S&P 500 including dividends		10.9	4.9	15.8	5.5	(37.0)	26.5	15.1	3.9%

THANKING OUR ASSOCIATES

Our team of associates has worked extremely hard to live our values of focusing on the customer, creating a workplace where associates can do what they do best, diversifying and growing our fee-based income, communicating openly, and giving back to our communities.

As a company, we raised more than $260,000 during our pacesetter United Way campaign. In July 2010, Lincoln, Nebraska hosted the 2010 Special Olympics USA National Games for which Nelnet was the primary sponsor of the aquatics competition. More important than the financial contribution, this memorable event touched the lives of nearly 200 Nelnet associates who volunteered by working one or more days at the Special Olympics. We also had a record number of mentoring volunteers in Lincoln through TeamMates and, as always, a large number of Junior Achievement (JA) volunteers across the country.

In 2011, Nelnet will continue to fund the Nelnet Foundation with $3.5 million. It remains our commitment to contribute more than 1 percent of our base net income annually to the Nelnet Foundation. One of the Foundation's larger projects is the Learn to Dream Scholarship Program, which helped and inspired more than 400 students to graduate from Lincoln high schools and move on to get a post-secondary education. For a community that graduates 2,500 to 3,000 students a year, a 10 percent increase in those going on for additional education has a material positive impact on the community for several years.

I am very proud of the Nelnet associates who gave time, money, or both back to our communities. **Thank you!**

Last year brought many challenges and opportunities. Through it all, our associates continue to be the reason for our success. I want to thank them for their hard work, dedication, and accomplishments. We are excited for what 2011 will bring and for the chance to serve our customers to the best of our abilities.

Sincerely,

Mike Dunlap

Mike Dunlap
Chairman and Chief Executive Officer

121 South 13th Street | Suite 201 | Lincoln, NE 68508 | p 402.458.2370 | f 402.458.2399 | www.nelnet.com